Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 1, 2009 (the “Effective Date”) between Rand Technologies of Michigan, Inc., a Michigan corporation with its principal executive offices at One Lahser Center, Suite 225, 26400 Lahser Road, Southfield, MI 48033 (the “Company”), and Marc L. Dulude of 4 Rowan Field Road, Wayland, MA  01778 (“Executive”).

WHEREAS, the Company desires to employ and retain Executive in a senior executive capacity and to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an agreement; and

WHEREAS, Rand Worldwide, Inc. (“RWW”), the parent of the Company’s parent, plans to combine with Avatech Solutions, Inc. (“Avatech”) through a reverse merger to be consummated as of August 17, 2010 (the “Transaction Date”), resulting in Avatech as the top tier parent of RWW, the Company and their various subsidiaries (the “Avatech Entities”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive (the “Parties”), the Parties hereby agree as follows:

1.           Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, on an at-will basis and upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on the Effective Date and continuing until the earlier of (a) when and if terminated in accordance with the provisions of Section 5 and (b) December 31, 2010 (the “Employment Term”).

2.           Title; Duties.  During the Employment Term until the Transaction Date, Executive shall serve as President, Chief Executive Officer and Chairman of the Board of Directors of RWW, reporting to that Board.  During the Employment Term and commencing on the Transaction Date, Executive shall serve as Chief Executive Officer and member of the Board of Directors of Avatech, reporting to that Board.  References to “Board” herein are either to the RWW Board or Avatech Board, as the case may be depending on the relevant date, pursuant to the immediately preceding sentence.  Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Board shall from time to time reasonably assign to Executive, including but not limited to prior to the Transaction Date those for or on behalf of RWW, the Company and/or any of either of their subsidiaries or affiliates (each such entity, a “Rand Entity”), and subsequent thereto those for or on behalf of any Avatech Entity.  Executive further agrees to devote Executive’s working time and attention on a substantially full time basis to such duties during the Employment Term; provided, however, that the Executive will remain as a venture partner of Ampersand Ventures Management Trust or its affiliates or successors (“Ampersand”); remain as a General Partner of certain of the Ampersand investment funds; and continue to represent Ampersand as a member of the board of directors of three Ampersand portfolio companies other than RWW or Avatech, as the case may be, on which Executive currently serves as a Director.  Executive acknowledges that the Board is concerned about the allocation of Executive’s time to the performance of duties unrelated to Rand Entities or Avatech Entities, as the case may be, during the Employment Term.  In the event Executive desires to serve on the board of any other entity, Executive will discuss these alternatives with the Board in advance.  Executive’s primary work location will be in the greater Boston, MA area, with travel as required by the position.

3.           No Conflicting Commitments.  During the Employment Term, Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder, except as set forth in Section 2.  Executive will not enter into any consulting or other agreement which, in the opinion of the Board, conflicts with the interests of any Rand Entity or Avatech Entity, as the case may be, or which might impair the performance of Executive’s duties consistent with the terms herein.

4.           Compensation and Benefits.

4.1            Base Salary and Bonus.  During the Employment Term, the Company shall pay Executive for Executive’s services hereunder a base salary at the initial annual rate of $275,000, payable in regular installments in accordance with the Company’s usual payment practices and subject to annual review and adjustment by the Board.  Such amount (as it may be adjusted from time to time in accordance with this Section 4.1) shall be referred to herein as the “Base Salary.”  Executive shall also be eligible to receive a discretionary annual cash bonus based on a target amount (either as a percentage or a fixed dollar amount) established and evaluated by the Board and based on RWW or Avatech (as the case may be) and individual performance.  Executive’s bonus target for his first year of service ending on October 31, 2009 is $125,000, which amount shall be paid, if approved by the Board, on a pro rata basis for the year ended October 31, 2009 based on actual months of employment by Rand.  Executive shall also be eligible to participate in any and all other bonus plans and packages that are made available to the Company’s executives, on a basis consistent with Executive’s position and then-current Base Salary and in accordance with the policies and practices of the Company and the Board.

4.2.           Executive Benefits.  During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, retirement plan participation, and life, health, dental, accident and short and long term disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

4.3.           Paid Time Off.  Executive shall be entitled to four weeks (20 working days) of paid time off (“PTO”) per annum during the Employment Term, to be taken at such time or times as shall be mutually convenient for the Company and Executive and in accordance with Company policies and practices.  Unused PTO shall be allocated pursuant to the Company’s existing policies and practices, including but not limited to the policy that no more than one week of unused PTO may be carried forward from one year to the next.

4.4.           Business Expenses and Perquisites.  Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such policies as the Company may from time to time have in effect.

4.5.           Stock Option Grant.  As further compensation for Executive’s services hereunder and as consideration for this Agreement, the Company shall grant to Executive, on the Effective Date, a stock option (the “Execution Stock Option”) to purchase 528,500 shares of RWW’s Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to the RWW’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and in accordance with the terms, and subject to a vesting schedule pursuant to which twenty-five percent of the shares shall vest annually commencing on the first anniversary of the Effective Date, and other conditions, set forth in the form of Option Certificate (attached hereto as Exhibit A). Subject to the discretion of the Board, the Company may grant to Executive from time to time other stock options to purchase additional shares of Common Stock, also pursuant to the Plan and such other terms and conditions set forth at the time of such grant (the Execution Stock Option and such other stock options, collectively, the “Stock Options”). The exercise price of each of the Stock Options is the fair market value of the RWW Common Stock as of the date of the grant of each such Option, as determined by the Board.

4.6.           Taxes.  All of Executive’s compensation, including, but not limited to the Base Salary, shall be subject to withholding for all federal, state, provincial and local employment-related taxes, including income, social security, and similar taxes.

5.           Termination.

5.1.           Without Cause by the Company.  The Company may terminate Executive’s employment hereunder at any time without Cause (as defined in Section 5.4) to be effective immediately upon delivery of notice thereof.  The effective date of Executive’s termination shall be referred to herein as the “Termination Date.”  If Executive’s employment is terminated by the Company pursuant to this Section 5.1 on or before December 31, 2010, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date (including any bonus granted but not yet paid), the cash value of any accrued but unused PTO as of the Termination Date, plus the following amounts and consideration, subject to standard payroll scheduling, deductions and withholdings (the “Severance Package”), provided Executive satisfies the conditions set forth at the end of this paragraph (the “Severance Conditions”):  the Company costs associated with continuing the benefits which Executive is entitled to receive pursuant to Section 4.2 of this Agreement at the level in effect as of the Termination Date (subject to any employee contribution requirements applicable to Executive on the Termination Date) through the 12 month period following the Termination Date.  The payment to Executive of any benefits or consideration other than the foregoing following the termination of Executive’s employment pursuant to this Section 5.1 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.    The parties agree that the Executive shall not be eligible for the Severance Package unless and until 28 days (including a 7 day revocation period) after Executive has first satisfied and continues to satisfy the Severance Conditions, as follows: (a) full compliance with the Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “NDA”); (b) compliance with Executive’s obligations under this Agreement; and (c) execution of a waiver and release of claims in favor of RWW and the Company prior to the Transaction Date, and subsequent thereto in favor of Avatech and the Avatech Entities, related to Executive’s employment with the Company substantially in the form set forth in Exhibit C attached hereto.

5.2.           Deemed Termination.  For purposes of Section 5.1, a “termination without Cause” shall be deemed to occur, and Executive shall be entitled to the Severance Package, in the event any of the following occurs within 12 months (but on or before December 31, 2010) following a Change of Control (as defined in Section 5.3), Executive provides to the Company Notice of Termination (as defined in Section 5.7) within thirty (30) days thereafter and the Company has not taken action to remedy the event within thirty (30) days of receipt of such notice:  (a) the Company substantially reduces or diminishes Executive’s duties and responsibilities without Cause; (b) the Company reduces Executive’s Base Salary (other than in connection with a proportional reduction of the base salaries of a majority of the executive employees of the Company); or (c) the Company permanently relocates Executive without Executive’s written consent to another primary office, unless Executive’s primary office following such relocation is within fifty (50) miles of Executive’s primary office immediately before the relocation or Executive’s permanent residence immediately before the date of the relocation.

5.3           Accelerated Vesting.  In the event that the Company terminates or is deemed to terminate Executive’s employment pursuant to Section 5.1 or Section 5.2 within twelve months (but on or before December 31, 2010) following a Change of Control, in addition to the Severance Package, 100% of any Stock Options held as of the Termination Date that are unvested shall become immediately vested and exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate.  In the event that the Company terminates or is deemed to terminate Executive’s employment pursuant to Section 5.1 or Section 5.2, or pursuant to Section 5.5, not within one year (but on or before December 31, 2010) following a Change of Control, in addition to the Severance Package, 25% of any Stock Options granted pursuant to Section 4.5 and held as of the Termination Date shall become immediately vested and exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate.    For purposes of this Agreement, any one of the following events shall be considered a “Change of Control” of the Company:

(a)
the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company’s Common Stock and other equity securities so that such person holds or controls fifty percent (50%) or more of the Company’s Common Stock and other equity securities;

(b)
the merger or consolidation of the Company with or into any other entity in which the holders of the Company’s outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation; or

(c)	a sale of all or substantially all of the assets of the Company to a third party.

5.4.           For Cause by the Company.  Notwithstanding any other provision of this Agreement, Executive’s employment hereunder may be terminated by the Company at any time for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive’s arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the Board or otherwise perform Executive’s duties hereunder (other than as a result of a Disability (as defined in Section 5.5)) for five (5) days after a written demand for performance is delivered to Executive on behalf of the Company which demand specifically identifies the manner in which the Company alleges that Executive has not substantially followed such instructions or otherwise performed Executive’s duties; (ii) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties under this Agreement; (iii) other behavior that is materially injurious to any Rand Entity or Avatech Entity, as the case may be (whether from a monetary perspective or otherwise), including without limitation, substance abuse; (iv) Executive’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to any Rand Entity or Avatech Entity, as the case may be, or its stockholders or other material dishonesty with respect to any Rand Entity or Avatech Entity, as the case may be; (v) Executive’s conviction of, or the filing of a plea of nolo contendere or its equivalent with respect to, a felony or any other crime involving dishonesty or moral turpitude; or (vi) Executive’s material breach of Executive’s obligations under this Agreement or under the NDA.  If Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.  The payment to Executive of any other benefits following the termination of Executive’s employment pursuant to this Section 5.4 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

5.5.           Disability and Death.  Subject to the requirements of the Americans with Disabilities Act and any other applicable laws, Executive’s employment hereunder may be terminated by the Company at any time in the event of the Disability of Executive.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform substantially Executive’s duties hereunder due to physical or mental disablement which continues for a period of four (4) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or Executive’s personal representative).  If Executive’s employment is terminated by the Company for Disability or death, the Company shall pay Executive (or Executive’s estate or legal representative) all amounts owed to Executive for work performed prior to the Termination Date, the cash value of any accrued but unused PTO, as of the Termination Date, plus the Severance Package, except that the Severance Package shall be reduced by the amount of Base Salary, salary continuation (short-term disability), and cash disability benefits (long-term disability) paid to Executive for the corresponding period under the Company's employee benefit plans as then in effect.  The payment to Executive of any benefits other than as described in the immediately preceding sentence following the termination of Executive's employment pursuant to this Section 5.5 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

5.6.           Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time upon not less than ninety (90) days prior written notice from Executive to the Company.  Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement.  If Executive terminates Executive’s employment with the Company pursuant to this Section 5.6, the Company shall pay Executive only all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO as of the Termination Date.

5.7.           Notice of Termination.  Any termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 9 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.8.           Survival.  The provisions of Section 5 shall survive the termination of this Agreement.

6.           Confidentiality Agreement.  In connection with this Agreement, Executive has executed the NDA which is incorporated herein by reference and made a part of this Agreement.

7.           Return of Property.  Executive agrees that upon termination of Executive’s employment hereunder, Executive shall return immediately to the Company any proprietary materials, any materials containing Confidential Information (as defined in the NDA) and any other Rand Entity or Avatech Entity, as the case may be, property then in Executive’s possession or under Executive’s control, including, without limitation all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive’s employment under this Agreement. Upon termination, Executive shall not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor shall Executive show or give any of the above to any third party.   Executive further agrees that Executive shall not retain or use for Executive’s account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of any Rand Entity or Avatech Entity, as the case may be.

8.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 or the NDA would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek, equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

9.           Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Board with a copy to the General Counsel of Ampersand Ventures at 55 William Street, Suite 240, Wellesley, MA 02481 or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company.  Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by facsimile, on the business day following receipt of delivery confirmation or, if by certified mail, on the date shown on the applicable return receipt.

10.           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however that the Company may assign this Agreement without Executive’s consent in the event of a Change of Control.

11.           Entire Agreement.  The NDA and this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.  To the extent there is any conflict between this Agreement and the NDA, this Agreement shall prevail.

12.           Expenses.  The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.

13.           Governing Law.  In light of the domicile of RWW and the issuance of the Stock Options for RWW Common Stock, this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

14.           Submission to Jurisdiction; Waiver.  Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts, in Boston, Massachusetts (or, if appropriate, a federal court located within Boston, Massachusetts), and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

15.           Waiver Of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.           Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

17.           Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

18.           Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.           Legal Advice.  In executing this Agreement, Executive acknowledges that the Company has notified Executive of Executive’s right to review this Agreement with counsel, and Executive has received, if Executive so chose, legal advice concerning this Agreement.

22.           409A.  This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code, as amended (the "Code"), and any regulations and Treasury guidance promulgated thereunder.  If, however, the Company determines in good faith that any provision of this Agreement would cause this Agreement to be subject to Section 409A such that Executive will incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and the Executive shall use reasonable best efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date.

MARC L. DULUDE	RAND TECHNOLOGIES OF MICHIGAN, INC.

By:/s/ Marc L. Dulude	By:	/s/ Gregory W. Magoon
	Name:	Gregory W. Magoon
	Title:	Director

Exhibit A

OPTION CERTIFICATE

Incentive Stock Option
_________ Shares
Rand Worldwide Inc.
Amended and Restated 2007 Equity Incentive Plan
Incentive Stock Option Certificate

Rand Worldwide, Inc., a Delaware corporation (the “Company”), hereby grants to the person named below (the “Optionee”) an option to purchase shares of common stock, at a FMV of $_____, of the Company (the “Option”) under and subject to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”) exercisable on the following terms and conditions and those set forth on the reverse side of this certificate:

Name of Optionee:	_____________

Address:	___________________
____________________
Social Security No.:	____________________________

Number of Shares:	_______

Option Price:	$_______

Date of Grant:	April 1, 2009

Initial Vesting Date:	April 1, 2009

Exercisability Schedule:
to vest and become exercisable as to 25% of the original grant amount upon each of the next four (4) anniversaries of the Initial Vesting Date, provided that the Optionee remains employed with the Company as of each such vesting date Notwithstanding the foregoing, the vesting and exercisability of this Option may accelerate in certain circumstances as set forth in that certain Employment Agreement between the Optionee and Rand Technologies of Michigan, Inc. with an effective date of April 1, 2009, the terms and conditions of which relating to the acceleration or exercisability of stock options shall be deemed to be incorporated into and a part of this Option Certificate.

Expiration Date:	April 1, 2019

This Option is intended to be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
By acceptance of this Option, the Optionee agrees to the terms and conditions set forth in this Agreement and in the Plan.

OPTIONEE	RAND WORLDWIDE, INC.

By:

Title: Director

Incentive Stock Option Terms and Conditions

1.  Plan Incorporated by Reference.  This Option is issued pursuant to the terms of the Plan and may be amended as provided in the Plan.  Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan.  This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference.  The Board of Directors or a Committee thereof (the “Administrator”) administers the Plan and its determinations regarding the interpretation and operation of the Plan are final and binding.  Copies of the Plan may be obtained upon request without charge from the Company.

2.  Option Price.  The price to be paid for each share of Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this certificate.

3.  Exercisability Schedule.  This Option may be exercised at any time and from time to time for the number of shares and in accordance with the exercisability schedule set forth on the face of this certificate, but only for the purchase of whole shares.  This Option may not be exercised as to any shares after the Expiration Date.

4.  Method of Exercise.  To exercise this Option, the Optionee shall deliver (a) written notice of exercise in the form attached as Exhibit A hereto, to the Company specifying the number of shares with respect to which the Option is being exercised, (b) payment of the Option Price for such shares in cash, by certified check, delivery of a promissory note in a form satisfactory to the Administrator or in such other form, including shares of Common Stock of the Company valued at their Fair Market Value on the date of delivery, as the Administrator may approve, (c) a signed copy of the Adoption Agreement to the Amended and Restated Voting Agreement dated as of October 31, 2007 by and among the Company and the stockholders named therein, as amended from time to time, and (d) a signed copy of the Adoption Agreement to the Right of First Refusal and Co-Sale Agreement dated as of October 31, 2007 by and among the Company and the stockholders named therein, as amended from time to time.  Promptly following the delivery of such notice of exercise, payment and Instruments of Accession, the Company will deliver to the Optionee a certificate representing the number of shares with respect to which the Option is being exercised.

5.  Rights as a Stockholder or Employee.  The Optionee shall not earn the right to exercise or obtain the value of any portion of this Option except as provided in the exercisability schedule and until such time as all the conditions set forth herein and in the Plan that are required to be met in order to exercise this Option have been fully satisfied.  No portion of this Option shall be deemed compensation for past services before it has become exercisable in accordance with the exercisability schedule.  The Optionee shall not have any rights in respect of shares as to which the Option shall not have been exercised and payment made as provided above.  The Optionee shall not have any rights to continued employment by the Company or its affiliates by virtue of the grant of this Option.

6.  Recapitalization, Mergers, Etc.  As provided in and subject to the Plan, in the event of a merger, recapitalization or other corporate transaction involving the Company, the Administrator may in its discretion take certain actions affecting the Option and the Optionee’s rights hereunder, including without limitation adjusting the number and kind of securities subject to the Option and the exercise price hereunder, providing for another entity to assume the Option, making provision for a cash payment, and terminating the Option.

7.  Option Not Transferable.  This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee.

8.  Exercise of Option After Termination of Employment.  If the Optionee’s employment with (a) the Company, (b) an Affiliate, or (c) a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming a stock option in a transaction to which section 424(a) of the Code applies, is terminated for any reason other than by disability (within the meaning of section 22(e)(3) of the Code) or death, the Optionee may exercise only the rights that were available to the Optionee at the time of such termination and only within three months from the date of termination.  If the Optionee’s employment is terminated as a result of disability, such rights may be exercised only within twelve months from the date of termination.  Upon the death of the Optionee, his or her designated beneficiary or legal representative shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Optionee at the time of death.  Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

9.  Compliance with Securities Laws.  It shall be a condition to the Optionee’s right to purchase shares of Stock hereunder that the Company may, in its discretion, require (a) that the shares of Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Optionee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionee, or both.  The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

10. Optionee’s Tax Treatment.  This Option is intended to be treated as an incentive stock option under section 422 of the Code.  However, incentive stock option treatment requires compliance with a variety of factors, and the Company can give no assurance that the Option will, in fact, be treated as an incentive stock option.

11. Payment of Taxes.  The Optionee shall pay to the Company, or make provision satisfactory to the Company or affiliates, as applicable, for payment of, any taxes or other amounts required by law to be withheld with respect to the grant, exercise or disposition of this Option.  The Administrator may, in its discretion, require any other Federal, state  or provincial taxes imposed on the sale of the shares to be paid by the Optionee.  In the Administrator’s discretion, such tax obligations may be paid in whole or in part in shares of Stock, including shares retained from the exercise of this Option, valued at their Fair Market Value on the date of delivery.  The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

12.  Notice of Sale of Shares Required.  The Optionee agrees to notify the Company in writing within 30 days of the disposition of any shares purchased upon exercise of this Option if such disposition occurs within two years of the date of the grant of this Option or within one year after such purchase.

Approved October 31, 2007

Exhibit B

EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON-
COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment by Rand Technologies of Michigan, Inc., a Michigan corporation, or any of its predecessors, successors, subsidiaries or affiliates, including without limitation Rand Worldwide Inc. (“RWW”), Avatech Solutions, Inc. (“Avatech”), RWW’s and Avatech’s subsidiaries and affiliates (collectively, the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

Confidentiality

I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the “Confidential Information”) which may become known to me in connection with my employment.

I acknowledge that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such Confidential Information to myself or the Company.  By way of illustration, but not limitation, Confidential Information may include Inventions (as defined below), trade secrets, technical information, know-how, research and development activities of the Company, product, service and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

I agree that I shall not, during the term of my employment and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information except as expressly authorized in writing by the Company. I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information.

I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to my employment.  Upon the termination of my employment, or at any time upon the Company’s request, I shall return immediately to the Company any and all materials containing any Confidential Information then in my possession or under my control.

Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

Assignment of Inventions

I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by me, under my direction or jointly with others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly to the Business of the Company and arise out of my employment with the Company (hereinafter “Inventions”).  "Business" shall mean the business (including activities planned and budgeted but not yet implemented) of the Company at any time during my employment; the Business of the Company shall initially be the sale of design software and related services, as such business may evolve from time to time following the date hereof.

I hereby irrevocably assign to the Company all of my right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor.  During and after my employment, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions.  I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request.  I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such state limitation.

I acknowledge that all original works of authorship made by me within the scope of my employment which are protectible by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act.  If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, irrevocably assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work.  I hereby waive all claims to moral rights in any such copyrightable works.

I further represent that the attached Schedule A contains a complete list of all inventions made, conceived or first reduced to practice by me, under my direction or jointly with others prior to my employment with the Company (“Prior Inventions”) and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto or no inventions listed therein, I represent that there are no such Prior Inventions.

I acknowledge and agree that the assignments above and other rights granted to the Company herein are irrevocable and that my sole remedy in the event of any claim for breach of this or any other Agreement by the Company shall be an action for money damages.  In no event shall I have any right to revoke or rescind the assignments set forth above and I hereby covenant and agree not to challenge, directly or indirectly, the Company’s sole and exclusive ownership of the Inventions and copyrightable works assigned to Company hereunder.

Non-Competition

I hereby agree to undertake certain non-competition obligations in consideration for my employment by the Company going forward.  I agree that while I am employed by the Company and for a period ending 12 months after any termination or cessation of such employment (the “Non-Interference Period”), I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company or as a holder of not more than 5% of the combined voting power of the outstanding stock or equity interests of a privately held entity and its affiliates) anywhere in the world where the Company conducts its Business (a) engage in any activity that competes, directly or indirectly with the Business of the Company, (b) conduct a business of the type or character engaged in or, to my knowledge, planned and budgeted to be engaged in by the Company at the time of termination or cessation of my employment or (c) develop products or services competitive with those offered or, to my knowledge, planned and budgeted to be offered by the Company.

General non-solicitation

I agree that while I am employed by the Company and during the Non-Interference Period, I shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, of the Company which were contacted, solicited or served by me or others at the Company while I was employed by the Company.

Non-solicitation of Employees

I agree that while I am employed by the Company and during the Non-Interference Period, I shall not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

Notice of Subsequent Employment

I shall, during the Non-Interference Period, notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the nature of the position) or any other business activity.  I hereby authorize the Company to disclose to any subsequent employer the terms of this Agreement and any other information related to my employment by the Company as may be permitted by applicable law.

Other Agreements

I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my employment.

I understand that the Company is neither requesting, nor does it desire to acquire, from me any trade secrets, know-how or confidential business information I may have acquired from others.  Therefore, I covenant, represent and warrant that during my employment with the Company, I will not use or disclose any proprietary information or trade secrets of any former employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence.  Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.  Additionally, to the extent that I am bound by any agreements with any of my former employers not to solicit customers or employees of any former employers for a period of time, I agree, represent and warrant that I will honor such agreements.

General

This Agreement may not be assigned by either party except that the Company may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.  This Agreement may be changed only by a written instrument signed by both parties hereto.

In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

I acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose.  I understand further that my agreement to the restrictions outlined in this Agreement was a key inducement to my employment by the Company.  I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to seek, and I will not oppose or object to the granting of, equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing the provisions of this Agreement, including reasonable attorneys’ fees.  I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

This Agreement shall be construed as a sealed instrument and, in light of the domicile of RWW and the issuance of the Stock Options for RWW Common Stock, shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.  Any action, suit or other legal proceeding which I may commence to resolve arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts, in Boston, Massachusetts (or, if appropriate, a federal court located within Boston, Massachusetts), and I hereby consent to the jurisdiction and venue of such court with respect to any action, suit or proceeding commenced in such court by the Company.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

Date	(Signature)
Print Name:

Acknowledged and
agreed to:

RAND TECHNOLOGIES OF MICHIGAN, INC.

By:
Name:
Title:

SCHEDULE A

PRIOR INVENTIONS

The following is a complete list of all Prior Inventions

______    Additional Sheets Attached

If I am claiming any Prior Inventions above, I agree that, if in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company shall automatically be granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual world-wide license to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine.

SCHEDULE B
PRIOR COMMITMENTS

Exhibit C

Form of Release

[DATE]

Boards of Directors
Rand Technologies of Michigan, Inc.
Rand Worldwide, Inc.
Avatech Solutions, Inc. (collectively, the “Company”)

Except as set forth in the Employment Agreement by and between myself and the Company dated as of April 1, 2009 (the “Employment Agreement”), I am entitled to no severance or termination payment or benefits.  I have been notified of my right to review this release with counsel, and I have received, if I so chose, legal advice concerning this release.

General Release.  In consideration of the benefits and consideration set forth in the Employment Agreement by and between myself (“Employee”) and the Company, the sufficiency of which is acknowledged by Employee, Employee for herself, and for executors, heirs, administrators, assigns, and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, remises and forever discharges the Company, its subsidiaries, and its and their present and former agents, servants, employees, officers, directors, stockholders, successors and assigns (collectively, the “Releasees”) from, and with respect to, any and all debts, demands, actions, complaints, charges, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity (collectively “Claims”) which Employee now has or ever had and thereafter, have or assert against the Company or any of the Releasees, for or by reason of any matter, cause or thing whatsoever which has happened, developed or occurred on or before the date hereof, except for claims for severance under the Employment Agreement, including, without in any way limiting the generality of the foregoing any Claim that Employee might otherwise have: (i) for tort or contract, or relating to salary, wages, bonuses, severance, commissions, stock, and stock options, the breach of any oral or written contract or promise, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, medical, disability or other leave; (ii) arising out of, based on, or connected with Employee’s employment, including terms and conditions of employment, by the Company and the termination of that employment, including but not limited to claims arising under Section 806 of the Sarbanes-Oxley Act of 2002, and any other claims alleging retaliation of any nature; (iii) under M.G.L. c.93A or in any way related to stock options vesting or exercise, for alleged securities violations; or (iv) for unlawful employment discrimination of any kind, including discrimination due to age, sex, disability or handicap, including failure to offer reasonable accommodations, race, color, religion, pregnancy, sexual orientation, national origin, or sexual or other unlawful harassment arising under or based on the Ontario Human Rights Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts or the United States Constitution, including any right of privacy thereunder, and any other state, provincial or federal equal employment opportunity or anti-discrimination law, policy, order, regulation or guidelines affecting or relating to Claims or rights of employees.  Employee further agrees not to institute any Claim to challenge the validity of this Letter or the circumstances surrounding its execution.  This is a general release, including a waiver for any Claims of age discrimination under federal and state statutes, such as the ADEA, the Ontario Human Rights Code or any other applicable anti-discrimination statute.

Covenant Not to Sue.  Employee represents and warrants that Employee has not filed any Claims against the Company or any of the Releasees with any local, state or federal court or administrative agency.  Employee agrees and covenants not to sue or bring any Claims against the Company or any of the Releasees with respect to any matters arising out of or relating to Employee’s employment with the Company or separation from the Company, or any Claims that as a matter of law cannot be released, such as under workers’ compensation, for unemployment benefits or any Claims related to the Company’s future involvement with, if any, Employee’s retirement plans with the Company.  Except as set forth herein, in the event that Employee on Employee’s behalf institutes any such action, that Claim shall be dismissed upon presentation of this Letter and Employee shall reimburse the Company for all legal fees and expenses incurred in defending such Claim and obtaining its dismissal.

Exclusion.  Nothing in this Letter shall preclude Employee from filing a charge or complaint, including a challenge to the validity of this Letter, with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other state or provincial anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies.  In the event that a charge or complaint is filed with any administrative agency by Employee or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee expressly waives and shall not accept any monetary award or damages, costs or attorneys’ fees of any sort therefrom against the Company or any of the Releasees.

Waiting Period.  Employee understands that Employee has a period of up to 21 days to consider this Release and that Employee has been advised to speak with an attorney.  Employee agrees this Release is written in a manner that Employee understands what Employee is releasing.  Employee understands that this release must be signed no later than ______________ in order for Employee to be entitled to the benefits given under it.  Employee agrees that upon signing the release Employee becomes bound by its terms unless Employee revokes the release.  Employee understands Employee may revoke the release within seven days after signing it; and that unless Employee so revokes it, the release will be fully effective seven days after Employee has signed it.  Once the release is fully effective, the severance pay will be forwarded by U.S. mail according to the schedule in the terms of the Employment Agreement.

Yours truly,
__________